Agreement

The following represents an Agreement between Yatinoo.com ("CLIENT") and Joag LLC ("Joag"), whereby Joag proposes to consult with CLIENT which seeks to refer for a fee CLIENT'S visitors/customers to online gaming sites. CLIENT does not wish to offer online gaming to its visitors but rather seeks to establish itself as an affiliate to other gaming. This Agreement is effective November 1, 2008.

1. Services. As part of this Agreement, Joag agrees to contact and initiate discussions on behalf of CLIENT and online gaming sites; assist in creating affiliate relationships with online entities; and establish appropriate banking channels and manage accounts.

2. Compensation. As compensation for the above consulting services, CLIENT agrees to share with Joag any and all revenue generated from its online gaming programs, including without limitation, online gaming affiliate programs. More particularly, CLIENT will pay Joag 50% of all revenue generated from online gaming business activities by CLIENT, which includes without limitation, fees CLIENT receives from referring players to online gaming companies.

3. Reporting. On a quarterly basis, Joag shall provide CLIENT with 50% of all monies received during the quarter from CLIENT'S online gaming affiliate program, net of expenses, together with a written or electronic accounting explaining the source of such funds.

4. Expenses. CLIENT and Joag agree that each party will bear their own expenses in connection with this Agreement.

5. Term. The initial term of the Agreement if ten (10) years. This Agreement will automatically renew for successive ten (10) year terms unless either party terminates the agreement by providing the other party with written notice not less than six (6) months prior to the end of the term.

6. Indemnification. CLIENT acknowledges that Joag has no liability that may arise from any of these items or any online gaming offered by CLIENT or its affiliates at any time. CLIENT agrees to indemnify and hold harmless Joag for any claims or causes of action or other similar events arising from or relating to this Agreement or online gaming activity offered by CLIENT or CLIENT'S online gaming affiliate program.

This Agreement will be governed by the laws of the Commonwealth of Massachusetts. The parties agree to submit any claims or disputes relating to this Agreement to binding arbitration before a single arbitrator in Boston, MA under the Commercial Rules of the American Arbitration Association.

Each of the parties has caused this Agreement to be executed in the manner appropriate to each intending to be legally bound.

Yatinoo

[insert full address info]
Name: Khaled Akid, CEO
Dated: November 1, 2008

Joag LLC

Name: John Hallal, President
Date: 11/1/08